Exhibit 16.1

May 6, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

In re:           China Marine Food Group Limited
File#:           333-40790
FEI#:           87-0640467

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 30, 2013, to be filed by our former client, China Marine Food Group Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

This is to confirm that the client-auditor relationship between China Marine Food Group Limited and BDO China Dahua CPA Co., Ltd. has ceased.

Very truly yours,